Exhibit 99.2

Unsuccessful implementation of our strategic plan could materially and adversely affect our financial condition and results of operations.

Our strategic plan to enhance shareholder value, including the sale of Red Lobster (the “Red Lobster Sale”), may not be realized fully or may take longer to realize than expected. There can be no assurance that we will realize the anticipated benefits of the strategic plan, including any benefits from the Red Lobster Sale. Any inability to realize the anticipated benefits from the strategic plan could materially and adversely affect our financial condition and results of operations.

The delay or termination of the proposed Red Lobster Sale may adversely affect our financial condition and our business.

In May 2014, we announced entering into an agreement for the Red Lobster Sale. The closing of the transaction is subject to customary closing conditions. While closing of the transaction is expected in the first quarter of our fiscal 2015, there can be no assurance that the closing will in fact occur or that significant delays in closing the transaction will not result. An event, change or other circumstances could give rise to the termination of the agreement for the Red Lobster Sale. Certain shareholders have expressed opposition to the Red Lobster Sale. There can be no assurance regarding the outcome of any legal proceeding that may be instituted against us in connection with the Red Lobster Sale. A failure to close the transaction, significant delays in doing so or potential litigation may negatively impact the trading price of our securities and our financial condition and our business.

Our business could be negatively affected as a result of actions of activist shareholders, and such activism could impact the trading value of the Company’s securities.

Certain shareholders have expressed opposition to the Company’s strategic plan and their intent to take actions designed to prevent full implementation of the strategic plan and, in particular, the sale of Red Lobster. Responding to actions by activist shareholders can be costly and time-consuming, disrupting our operations and diverting the attention of management and our employees. Such activities could interfere with our ability to execute our strategic plan. The perceived uncertainties as to our future direction also could affect the market price and volatility of our securities.

Certain activist shareholders have made, or indicated they will in the future make, strategic proposals, suggestions or requested changes concerning the Company's operations, strategy, management, businesses or other matters. We cannot predict, and no assurances can be given, as to the outcome or timing of any matters relating to the foregoing and any such matters may impact the value of the Company's securities.

A potential proxy contest for the election of directors at our annual meeting could distract our management, divert our resources and, absent Board action, trigger a change of control under our indebtedness, resulting in acceleration and materially adversely impact our business, liquidity and financial condition.

On May 22, 2014, Starboard Value LP and its affiliates (“Starboard”) delivered a letter to us nominating 12 director candidates for election to the Board at the 2014 annual meeting of shareholders (the “2014 Annual Meeting”). It is possible that Starboard-nominated directors could constitute a majority of the Board following the 2014 Annual Meeting.

A proxy contest would require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and the Board. Further, any perceived uncertainties as to our future direction and control could result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel and business partners, any of which could adversely affect our business and operating results.

In addition, the terms of our revolving credit facility and our term loan agreement include change of control triggers regarding a turnover of a majority of our Board, resulting in a potential event of default. Such an event of default would also give rise to an event of default under our Indenture dated as of January 1, 1996, pursuant to which we have $1.9 billion of debt currently outstanding. However, the terms of such change of control provisions generally enable the Board to take technical actions or make determinations that would avoid such change of control provisions from being triggered in the event a majority of the Board changes in connection with a proxy contest. In the event Starboard proceeds with its threatened election contest, the Board will undertake an appropriate review and consider what determinations or actions could or should be made to address the potential adverse consequences to the Company from a change of control, including with respect to any outstanding indebtedness.

Certain outstanding series of our debt require that we make a change of control offer upon a change of control triggering event. As with the change of control provisions in our revolving credit facility and term loan agreement, these provisions likewise generally enable the Board to take technical actions or make determinations that would avoid such change of control offers from being triggered. Our 6.200% Senior Notes due 2017, our 4.50% Senior Notes due 2021, our 3.350% Senior Notes due 2022 and our 6.800% Senior Notes due 2037 all require us to make a change of control offer at 101% of the principal amount thereof plus accrued interest when there is both (i) a “change of control” (as defined therein) and (ii) a “Below Investment Grade Rating Event” (as defined therein). Further, our 3.79% Senior Notes due 2019 and our 4.52% Senior Notes due 2024 (together, the “Private Notes”) also require that we make a change of control offer upon a “change of control” (as defined therein) at 100% of the principal amount thereof plus accrued interest. We have recently agreed to repurchase $80 million (of $80 million originally outstanding) and $210 million (of $220 million originally outstanding) aggregate principal amount of our 3.79% Senior Notes due 2019 and our 4.52% Senior Notes due 2024, respectively. Our agreement to repurchase the Private Notes is conditioned upon closing of the anticipated Red Lobster Sale. If we are obligated to make any change of control offer, we might not have sufficient funds to pay the required price for our notes following a change of control.

We are engaged in discussions with certain of our lenders with regard to these provisions.
Absent the technical Board action described above, acceleration of the obligations under certain of our indebtedness, or our obligation to make change of control offers pursuant to the terms of certain series of our notes could have a material adverse effect on our liquidity and ability to conduct our business and could adversely affect our business, results of operations and financial condition.

Further, a change in a majority of the Board may, under certain circumstances, result in a change of control under management continuity agreements we have with our executive management. Pursuant to the agreements, certain payments may be triggered following a change of control, but only upon a qualifying termination that occurs within 24 months of any such change of control.

A change in a majority of the Board may also result in a change of control under certain contracts with third parties, if we are unable to secure appropriate waivers or amendments to any such contracts. The occurrence of any of the foregoing events could adversely affect our business, results of operations and financial condition.

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Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company's 2014 annual meeting of stockholders (the "Annual Meeting"). The Company intends to file a preliminary proxy statement and proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with such solicitation. Information regarding the names and interests of such participants in the Company's proxy solicitation is set forth in the Company's revocation solicitation statement, filed with the SEC on April 1, 2014 and will also be included in the proxy statement for the Annual Meeting. These documents are available free of charge at the SEC's website at www.sec.gov. The Company will be mailing a definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC's website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company's website at http://investor.darden.com/investors/investor-relations/default.aspx.